Filed Pursuant to Rule 433

Registration Statement No. 333-222774

Pricing Term Sheet

February 1, 2018

OCEANEERING INTERNATIONAL, INC.

6.000% Senior Notes due 2028

The following information supplements the Preliminary Prospectus Supplement dated January 30, 2018 relating to the above described securities.

Issuer:	Oceaneering International, Inc.
Security Description:	Senior Notes
Expected Ratings*:	Ba1 / BBB (Moody’s / S&P)
Aggregate Principal Amount:	$300,000,000
Maturity Date:	February 1, 2028
Coupon:	6.000%
Price to Public:	100.000%
Yield to Maturity:	6.000%
Benchmark Treasury:	2.25% UST due November 15, 2027
Spread to Benchmark Treasury:	+323 basis points
Interest Payment Dates:	Semi-annually on February 1 and August 1, commencing on August 1, 2018
Optional Redemption:	Prior to November 1, 2027 (three months prior to maturity), redeemable at any time at an amount equal to 100% of the principal amount being redeemed plus accrued and unpaid interest up to but not including the redemption date plus a make whole premium, using a discount rate equal to the Treasury Rate plus 40 bps. On or after November 1, 2027 (three months prior to maturity), redeemable at any time at an amount equal to 100% of the principal amount being redeemed plus accrued and unpaid interest up to but not including the redemption date.
Change of Control Repurchase Event:	Putable at 101% of principal plus accrued and unpaid interest upon a Change of Control Repurchase Event
Trade Date:	February 1, 2018
Settlement Date:

February 6, 2018 (T+3)

We expect that the Notes will be delivered against payment therefor on or about February 6, 2018, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their own advisors.

Format:	SEC Registered
CUSIP/ISIN:	675232 AB8 / US675232AB89
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC J.P. Morgan Securities LLC DNB Markets, Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	ABN AMRO Securities (USA) LLC Standard Chartered Bank Skandinaviska Enskilda Banken AB (publ.)

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*Note: A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or J.P. Morgan Securities LLC collect at 1-212-834-4533. The information in this communication supersedes the information in the Preliminary Prospectus Supplement referred to above to the extent it is inconsistent with such information. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

No PRIIPs KID. Not for retail investors in the EEA. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

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